Exhibit 99.2

EAGLE BULK SHIPPING INC. REPORTS INDUCEMENT GRANTS

UNDER NASDAQ LISTING RULE 5635(c)(4)

STAMFORD, CONN. – November 9, 2016 – EAGLE BULK SHIPPING INC. (NASDAQ: EGLE) (the “Company” or “Eagle Bulk”) today announced stock option and restricted stock grants to Frank De Costanzo, the recently appointed Chief Financial Officer and Secretary of the Company, as an inducement material to Mr. De Costanzo entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4). The awards were granted on November 7, 2016. The Company granted Mr. De Costanzo a stock option to purchase 280,000 shares of the Company’s common stock with a per share exercise price of $4.28, which was based on the average closing price per share of the Company’s common stock quoted on NASDAQ for the ten trading days immediately preceding the date of grant (the “Average Closing Price”). The Company also granted Mr. De Costanzo 233,863 shares of restricted common stock of the Company with an aggregate value equal to approximately $1,000,000 based on the Average Closing Price. The stock option will have a five year term and will generally vest ratably on each of the first four anniversaries of September 30, 2016, the date Mr. De Costanzo was appointed Chief Financial Officer and Secretary of the Company (the “Appointment Date”), and the restricted stock will generally become 100% vested on September 30, 2019, the third anniversary of the Appointment Date, in each case subject to Mr. De Costanzo’s continued employment with the Company on each applicable vesting date, and in each case further subject to partial vesting in the event Mr. De Costanzo’s employment is terminated by the Company without cause or by him for good reason.

About Eagle Bulk Shipping

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. We own one of the largest fleets of Supramax dry bulk vessels in the world. Supramax dry bulk are vessels which are constructed with on-board cranes, ranging in size from approximately 50,000 to 65,000 dwt and are considered a sub-category of the Handymax segment, typically defined as 40,000-65,000 dwt. We transport a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect management's current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Media and Investor Contact

Jonathan Morgan or Alex Hinson

Perry Street Communications

214-965-9955

eagle@perryst.com

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